UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant [    ]

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[     ]    Preliminary Proxy Statement
[     ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[     ]    Definitive Additional Materials
[     ]    Soliciting Material Pursuant to §240.14a-12

CENTRAL VALLEY COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTRAL VALLEY COMMUNITY BANCORP

7100 N. Financial Drive, Suite 101
Fresno, California 93720

April 1, 2020

Dear Shareholder:

In connection with the 2020 Annual Meeting of Shareholders to be held at 5:00 p.m. on Wednesday, May 20, 2020, at the Company’s corporate office at 7100 N. Financial Drive, Suite 101, Fresno, California 93720, we are enclosing the following:

1.    Notice of Annual Meeting of Shareholders

2.    Proxy Statement

3.    Proxy Card

4.    Company’s Annual Report for the year ended December 31, 2019

It is important that your shares be represented at the Annual Meeting.  In order to ensure your shares are voted at the Annual Meeting, whether or not you plan to attend the Annual Meeting, you can vote through the Internet, by telephone, or by mail. This proxy statement, Shareholder Meeting Notice, form of proxy, and the Annual Report of the Company for the year 2019 are first being made available to shareholders on or about April 3, 2020.
Important Notice Regarding the Possibility of a Virtual-Only Annual Meeting: As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting of Shareholders may be held solely by means of remote communication (a virtual meeting). If we take this step, we will announce the decision to do so in advance and in accordance with SEC regulations and California law. Details on how to participate will be available at www.edocumentview.com/CVCY. Care will be taken to ensure opportunities for shareholder participation during any virtual meeting.
We appreciate your support and look forward to your participation at the Annual Meeting on May 20, 2020.

Cordially, /s/ Daniel J. Doyle Daniel J. Doyle Chairman of the Board /s/ James M. Ford James M. Ford President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS, ALONG WITH THE COMPANY’S REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.EDOCUMENTVIEW.COM/CVCY

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS OF
CENTRAL VALLEY COMMUNITY BANCORP

TO THE SHAREHOLDERS OF CENTRAL VALLEY COMMUNITY BANCORP:
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of the Shareholders of Central Valley Community Bancorp will be held at the Company’s corporate office at 7100 N. Financial Drive, Suite 101, Fresno, California 93720, on Wednesday, May 20, 2020, at 5:00 p.m. for the following purposes:
1.    To elect eleven (11) directors to the Board of Directors;

2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;

3.	To adopt a non-binding advisory resolution approving executive compensation; and
4.    To transact such other business as may properly come before the Annual Meeting.

The names of the Board of Directors’ nominees to be directors of Central Valley Community Bancorp are set forth in the accompanying Proxy Statement and are incorporated herein by reference.
The Bylaws of Central Valley Community Bancorp provide for the nomination of directors in the following manner:
Nomination for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the tenth day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail as permitted by Section 16 of the Bylaws, no notice of intention to make nominations shall be required.  Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman’s instructions, the inspectors of election can disregard all votes cast for each such nominee.
Only shareholders of record at the close of business on March 31, 2020, are entitled to notice of, and to vote at, the Annual Meeting. Every shareholder is invited to attend the Annual Meeting in person or by proxy. If you do not expect to be present at the Annual Meeting, you can vote through the Internet, by telephone, or by mail. Instructions regarding Internet and telephone voting, as well instructions for requesting printed copies of the meeting materials and a physical proxy card are included in the Shareholder Meeting Notice.
Dated:  April 1, 2020

Daniel J. Doyle

/s/ Daniel J. Doyle
Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THIS ANNUAL MEETING, PLEASE
VOTE THROUGH THE INTERNET, BY TELEPHONE, OR MAIL AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
OF
CENTRAL VALLEY COMMUNITY BANCORP
To Be Held on May 20, 2020
7100 N. Financial Drive, Suite 101, Fresno, California 93720
_____________________________________

GENERAL INFORMATION FOR SHAREHOLDERS

The following information is furnished in connection with the solicitation of the accompanying proxy by and on behalf of the Board of Directors of Central Valley Community Bancorp (the Company or Central Valley) for use at the Annual Meeting of Shareholders to be held at the Company’s corporate office located at 7100 N. Financial Drive, Suite 101, Fresno, California 93720, on Wednesday, May 20, 2020 at 5:00 p.m.  Only shareholders of record at the close of business on March 31, 2020 (the Record Date) will be entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, the Company had outstanding and entitled to vote at the Annual Meeting, and any adjournments thereof 12,472,939 shares of its Common Stock, no par value.  This proxy statement will be first made available to shareholders on or about April 3, 2020.
Vote By Proxy
As many of the Company’s shareholders are not expected to attend the Annual Meeting in person, the Company solicits proxies so that each shareholder is given an opportunity to vote.  Shares represented by a duly executed proxy in the accompanying form, received by the Board of Directors prior to the Annual Meeting, will be voted at the Annual Meeting.  A shareholder executing a proxy card through the Internet, by telephone, or by mail may revoke the proxy at any time prior to exercise of the authority granted by the proxy by (i) filing with the secretary of the Company an instrument revoking it or a duly executed proxy card bearing a later date; or (ii) attending the Annual Meeting and voting in person.  A proxy is also revoked when written notice of the death or incapacity of the maker of the proxy is received by the Company before the vote is counted. Voting online, by telephone, or by mail will not affect your right to attend the Annual Meeting and vote.
The proxy holders, James M. Ford and Steven D. McDonald, both of whom are directors of the Company, will vote all shares of Common Stock represented by the proxies unless authority to vote such shares is withheld or the proxy is revoked. However, the proxy holders cannot vote the shares of the shareholder unless the shareholder votes their shares online at www.envisionreports.com/CVCY, by telephone, or by mail. Online, telephone, or mail voting also confers upon the proxy holders discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was made available on the Internet, which may properly be presented for action at the Annual Meeting, including a motion to adjourn, and with respect to procedural matters pertaining to the conduct of the Annual Meeting. The total expense of soliciting the proxies in the accompanying form will be borne by the Company. While proxies are normally solicited by mail, proxies may also be solicited directly by officers, directors and employees of the Company or its subsidiary, Central Valley Community Bank (the Bank).  Such officers, directors and employees will not be compensated for this service beyond normal compensation to them.  If management determines that the Company should engage proxy solicitation agents to obtain sufficient votes for proposals, the cost of such agents would be borne by the Company.
If you properly vote online, by telephone, or by mail, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:
FOR the election of all nominees for director named herein;
FOR ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
FOR ratification of a non-binding advisory resolution approving executive compensation; and
For the election of directors (Proposal 1), a shareholder may withhold authority for the proxy holders to vote for any one or more of the nominees by indicating on the proxy card in the manner instructed on the proxy card. Unless authority to vote for the nominees is withheld, the proxy holders will vote the proxies received by them for the election of the nominees listed on the proxy card as directors of the Company. Your proxy does not have an obligation to vote for nominees not identified on the proxy card (that is, write-in candidates). Should any shareholder attempt to “write in” a vote for a nominee not identified on the card (and described in these proxy materials), your proxy will not vote the shares represented by your proxy card for any such write-in candidate, but will instead vote the shares for any and all other indicated candidates. If any of the nominees should be unable or decline to serve, which is not now anticipated, your proxy will have discretionary authority to vote for a substitute who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, your proxy intends to vote all of the proxies in such a manner as will assure the election of as many of the nominees identified on the proxy card as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders, in their sole discretion.
Boxes and a designated blank space are provided on the proxy card for shareholders to indicate if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director.
Shares Held in the Name of Your Broker
If your shares are held by your broker, sometimes called “street name” shares, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. Proposal 1 (election of directors) and Proposal 3 (executive compensation) are non-routine items on which a broker may vote only if the beneficial owner has provided voting instructions. Proposal 2 (ratification of independent registered public accounting firm) is a routine item.
Procedures For Attending the Annual Meeting
Only shareholders owning the Company’s Common Stock on the Record Date, or their legal proxy holders, are entitled to attend the Annual Meeting. You must present photo identification for admittance. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your admission to the Annual Meeting. If you are not a shareholder of record but hold shares through a bank, broker or other nominee, you must provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to the Record Date, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.
Quorum for the Meeting
A quorum of shareholders is necessary to hold a valid meeting. The presence at the annual meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
Voting in Person
If you plan to attend the Annual Meeting and desire to vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney from your nominee in order to vote at the Annual Meeting.
Shareholders whose shares are registered in their own names may vote through the Internet, by telephone, or by mail, and instructions are set forth on the Shareholder Meeting Notice. The Internet voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.
Required Vote for Each Proposal
Approval of Proposal 1 (election of directors) requires a plurality of votes cast for each nominee. This means that the 11 nominees who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Abstentions will not have any effect on the outcome of the vote. Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.
Approval of Proposal 2 (ratification of independent registered public accounting firm) and Proposal 3 (executive compensation) require a vote that satisfies two criteria: (i) the affirmative vote for the proposal must constitute a majority of the common shares present or represented by proxy and voting on the proposal at the Annual Meeting; and (ii) the affirmative vote for the proposal must constitute a majority of the common shares required to constitute the quorum. For purposes of Proposals 2 and 3, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. The ratification of the appointment of the independent registered public accounting firm for 2020 is a matter on which a broker or other nominee is generally empowered to vote and, therefore, no broker non-votes are expected to exist with respect to Proposal 2.
Shareholders Entitled to Vote
Only shareholders of record at the close of business on March 31, 2020, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had outstanding 12,472,939 shares of its Common Stock, no par value.
The Company’s Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are included on the Company’s online voting site at www.envisionreports.com/CVCY. A paper copy of these materials may be requested online at www.envisionreports.com/CVCY, by calling 1-866-641-4276, or by emailing investorvote@computershare.com.
You can also find out more information about us at our website www.cvcb.com. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement. On our website you can access electronically filed copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 filings, and amendments to those reports and filings, free of charge. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including the Company.

SHAREHOLDINGS OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Management does not know of any person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of Common Stock, except as set forth in the table below.
     The following table sets forth, as of the Record Date, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of the Company’s directors, Named Executive Officers and principal shareholders and by the directors and executive officers of the Company as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of the Record Date. Shares of restricted stock issued to officers and directors are subject to repurchase by the Company, but are eligible to vote at the Annual Meeting. Information respecting principal shareholders is presented in reliance on their respective ownership reports with the SEC. For purposes of the table below, the address for all directors and officers is 7100 N. Financial Drive, Suite 101, Fresno, California 93720.  The percentage ownership is calculated based on 12,472,939 shares of Common Stock outstanding.

		Positions Held With the Company	Director or Officer Since	Shares Beneficially Owned as of the Record Date
Name	Age			Number		Percent of Class
Patrick J. Carman	70	Executive Vice President and Chief Credit Officer **	2015	23,336	(1)	*
Daniel N. Cunningham	83	Vice Chairman and Director	2000	334,044	(2)	2.68%
Edwin S. Darden, Jr.	75	Director	2000	147,116	(3)	1.18%
Daniel J. Doyle	73	Chairman of the Board and Director	2000	88,960	(4)	*
F. T. “Tommy” Elliott, IV	43	Director	2013	89,463	(5)	*
Robert J. Flautt	69	Director	2017	27,796	(6)	*
James M. Ford	61	President, Chief Executive Officer and Director **	2014	44,486	(7)	*
Gary D. Gall	69	Director	2016	62,998	(6)	*
James J. Kim	44	Executive Vice President and Chief Operating Officer **	2018	5,886	(8)	*
David A. Kinross	55	Executive Vice President and Chief Financial Officer **	2006	20,550	(9)	*
Blaine C. Lauhon	57	Executive Vice President, Market Executive **	2019	32,070	(10)	*
Steven D. McDonald	70	Secretary and Director	2000	360,894	(11)	2.89%
Louis McMurray	73	Director	2000	596,428	(12)	4.78%
Karen Musson	71	Director	2017	1,960	(6)	*
Dorothea D. Silva	47	Director	2019	—		*
William S. Smittcamp	67	Director	2000	162,560	(13)	1.30%
All directors and executive officers of the Company and the Bank as a group (18 in number)				2,003,151		16.06%

* Beneficial ownership does not exceed one percent of Common Stock outstanding.

**
As used throughout this Proxy Statement, the term “executive officer” means the president, any executive vice president in charge of a principal business unit or function, and any other officer or person who performs a policy making function for the Company or the Bank. Mr. Kim and Mr. Lauhon are executive officers of the Bank only. Each executive officer serves on an annual basis and must be appointed by the Board of Directors annually pursuant to the Bylaws of the Company (or the Bylaws of the Bank, in the case of Mr. Kim and Mr. Lauhon).

(1)
Includes 115 shares owned of record by Mr. Carman’s son. Also includes 2,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Omnibus Incentive Plan (the “2005 Plan”), in addition to 1,200 shares of restricted stock granted to Mr. Carman on July 20, 2016, 960 shares of restricted stock granted to Mr. Carman on May 16, 2018, and 1,000 shares of restricted stock granted to Mr. Carman on May 15, 2019 pursuant to the 2015 Omnibus Incentive Plan (the “2015 Plan”).

(2)
Includes 87,120 shares held as trustee for the Bradley and Joanne Quinn Living Trust as to which Mr. Cunningham disclaims beneficial ownership, and 122,508 shares held under a power of attorney executed in favor of Mr. Cunningham by Eric Quinn as to which Mr. Cunningham disclaims beneficial ownership.  Also includes 5,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 4,000 shares of restricted stock granted to Mr. Cunningham on July 20, 2016 pursuant to the 2015 Plan, 960 shares of restricted stock granted to Mr. Cunningham on May 16, 2018 pursuant to the 2015 Plan, and 1,000 shares of restricted stock granted to Mr. Cunningham on May 15, 2019 all pursuant to the 2015 Plan.

(3)
Includes 4,000 shares of restricted stock granted to Mr. Darden on July 20, 2016, 960 shares of restricted stock granted on May 16, 2018, and 1,000 shares of restricted stock granted to Mr. Darden on May 15, 2019 all pursuant to the 2015 Plan. Mr. Darden will be retiring from the Boards of the Company and the Bank on May 18, 2020.

(4)
Includes 5,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 4,000 shares of restricted stock granted to Mr. Doyle on July 20, 2016 pursuant to the 2015 Plan,

960 shares of restricted stock granted to Mr. Doyle on May 16, 2018 pursuant to the 2015 Plan, and 1,000 shares of restricted stock granted to Mr. Doyle on May 15, 2019 pursuant to the 2015 Plan.

(5)
Includes 9,210 shares owned of record by Mr. Elliott, IV’s daughter, and 24,625 shares held under a power of attorney executed in favor of Mr. Elliott, IV by F.T. Elliott, III as to which Mr. Elliott, IV disclaims beneficial ownership. Also includes 4,000 shares of restricted stock granted to Mr. Elliott, IV on July 20, 2016 pursuant to the 2015 Plan, and 960 shares of restricted stock granted to Mr. Elliott, IV on May 16, 2018 pursuant to the 2015 Plan, and 1,000 shares of restricted stock granted to Mr. Elliott on May 15, 2019 pursuant to the 2015 Plan.

(6)	Includes 960 shares of restricted stock granted on May 16, 2018 and 1,000 shares of restricted stock granted on May 15, 2019 all pursuant to the 2015 Plan.

(7)
Includes 9,268 shares of restricted stock granted to Mr. Ford on March 19, 2015 pursuant to the 2005 Plan. Includes 8,850 shares of restricted stock granted to Mr. Ford on March 21, 2016 pursuant to contractual arrangements made under the 2005 Plan. Also includes 960 shares of restricted stock granted on May 16, 2018 and 1,000 shares of restricted stock granted to Mr. Ford on May 15, 2019 pursuant to contractual arrangements made under the 2015 Plan.

(8)
Includes 1,042 shares of restricted stock granted to Mr. Kim on January 29, 2018 pursuant to contractual arrangements made under the 2015 Plan. Also includes 960 shares of restricted stock granted on May 16, 2018 and 1,000 shares of restricted stock granted to Mr. Kim on May 15, 2019 pursuant to contractual arrangements made under the 2015 Plan.

(9)
Includes 5,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 1,200 shares of restricted stock granted on July 20, 2016, 960 shares of restricted stock granted on May 16, 2018, and 1,000 shares of restricted stock granted to Mr. Kinross on May 15, 2019 pursuant to contractual arrangements made under the 2015 Plan.

(10)
Includes 2,273 shares held as Trustee of the Blaine & Gabrielle Lauhon Family Trust and 800 shares held as Trustee of the Lauhon Family Trust. Includes 26,000 shares which may be acquired upon the exercise of options granted pursuant to the Folsom Lake Bank 2007 Equity Incentive Plan. Also includes 240 shares of restricted stock granted on May 16, 2018, and 250 shares of restricted stock granted to Mr. Lauhon on May 15, 2019 pursuant to contractual arrangements made under the 2015 Plan.

(11)
Includes 1,608 shares held by Mr. McDonald’s spouse, 28,136 shares held in a family trust, and 5,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 4,000 shares of restricted stock granted to Mr. McDonald on July 20, 2016 pursuant to the 2015 Plan, and 960 shares of restricted stock granted to Mr. McDonald on May 16, 2018 pursuant to the 2015 Plan, and 1,000 shares of restricted stock granted to Mr. McDonald on May 15, 2019 pursuant to contractual arrangements made under the 2015 Plan.

(12)
Includes 532,165 shares held as Trustee of the Louis McMurray Living Trust and 64,263 shares held as Trustee of the Lou and Dena McMurray Living Trust, which includes 4,000 shares of restricted stock granted to Mr. McMurray on July 20, 2016 pursuant to the 2015 Plan, 960 shares of restricted stock granted to Mr. McMurray on May 16, 2018 pursuant to the 2015 Plan, and 1,000 shares of restricted stock granted to Mr. McMurray on May 15, 2019 pursuant to contractual arrangements made under the 2015 Plan.

(13)
Includes 10,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 4,000 shares of restricted stock granted to Mr. Smittcamp on July 20, 2016 pursuant to the 2015 Plan, 960 shares of restricted stock granted to Mr. Smittcamp on May 16, 2018 pursuant to the 2015 Plan, and 1,000 shares of restricted stock granted to Mr. Smittcamp on May 15, 2019 pursuant to contractual arrangements made under the 2015 Plan.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS OF THE COMPANY
The Bylaws of the Company provide a nomination procedure for election of members of the Board of Directors, which procedure is included in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Nominations not made in accordance therewith may, in his or her discretion, be disregarded by the Chairman of the Annual Meeting and, upon his or her instruction, the inspector of election shall disregard all votes cast for such nominee(s).
The Bylaws of the Company provide that the Board of Directors will consist of not less than seven (7) and not more than thirteen (13) directors.  The number of directors is set by the Board of Directors and is currently set at eleven (11).  The authorized number of directors to be elected at the Annual Meeting is eleven (11).  Each director will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.
All proxies will be voted for the election of the following eleven (11) nominees recommended by the Board of Directors, all of whom are incumbent directors, unless authority to vote for the election of directors is withheld.  If any of the nominees should unexpectedly decline or be unable to act as a director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors.  The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below. There is no family relationship between any of the directors or principal officers.
Nominees for the Board of Directors
The following is a brief account of the business experience for at least the past five years of each nominee to the Board of Directors.
DANIEL N. CUNNINGHAM is a founding director and currently the Vice Chairman for the Company and the Bank. He is also a Director of Quinn Group, Inc. and has served as its Chief Financial Officer. He holds BS and MS degrees in accounting and is a Certified Public Accountant, which qualifies him as a financial expert on the Company’s Audit Committee. Mr. Cunningham has been a director of the Bank since 2000 and has served on the boards of large privately held companies. He has farmed in the San Joaquin Valley for many years and has served in local non-profit organizations. We believe that Mr. Cunningham’s 40 years of board experience in the banking industry, including 15 years as Chairman, along with extensive knowledge of banking laws and regulations combined with his finance and accounting background qualifies him to serve on our Board.
DANIEL J. DOYLE joined Central Valley Community Bancorp and Central Valley Community Bank in June of 1998, and served as President and CEO until his retirement in January 2015. Prior to coming to the Bank, Mr. Doyle served as Regional President for US Bank in Washington State and was the first President and CEO of US Bank of California, both greatly successful tenures leading up to his long career at Central Valley Community Bank. Under his leadership the Company experienced phenomenal financial success as one of the safest and fastest growing community banks in California’s San Joaquin Valley. Mr. Doyle’s 45 years of banking experience, his educational achievements, including graduate and undergraduate degrees from the University of Washington, and his solid business values, contributed greatly to the Company’s success. Since retiring, Mr. Doyle continued with the Company and the Bank as Chairman of the Boards of each. Mr. Doyle’s history of service on the many boards and committees of various banking industry groups spans his entire career. He is known for his thoughtful leadership, giving nature and generous community service. As of January 1, 2019, Mr. Doyle was considered to be an independent director according to NASDAQ and SEC regulations. We believe Mr. Doyle’s extensive knowledge of the banking regulations and financial markets, including 40 years of banking experience along with a keen understanding of the markets in which the Company serves qualifies him to serve on our Board.
F. T. “TOMMY” ELLIOTT, IV became an Independent Director of Central Valley Community Bank and Central Valley Community Bancorp in 2013 following the Company’s acquisition of Visalia Community Bank, where Mr. Elliott served as Chairman of the Board. Mr. Elliott is the owner and Chairman of both Wileman Bros. & Elliott, Inc., a grower, packer and shipper of California fresh citrus, and of Kaweah Container, Inc., a premier independent corrugated manufacturer. Mr. Elliott is a member of the Young Presidents Organization and a former director of the Boys and Girls Clubs of Tulare County. We believe Mr. Elliott’s strong business acumen as well as his banking experience in addition to his knowledge of our geographic markets and our client base well qualifies him to serve on our Board.
JAMES M. FORD became President and Chief Executive Officer of the Company on February 1, 2015, and has served as President of the Bank since February 1, 2014. Mr. Ford previously served as the President and CEO for Premier West Bank and its holding company PremierWest Bancorp, based in Medford, Oregon, until it was acquired by Starbuck Bancshares in April 2013. Mr. Ford served as President of PremierWest Bank beginning in 2006 and was named President and CEO of both PremierWest Bank and Bancorp in 2009. He was appointed as a member of the Boards of Directors of both the Company and the Bank effective as of February 1, 2015. In addition to his proven leadership of the Company and his extensive experience in banking laws and regulations, we believe Mr. Ford’s extensive knowledge of the financial markets and the markets in which the Company serves qualifies him to serve as President & CEO of our Company and to serve on our Board. Mr. Ford is a graduate of the Banking and Finance program from Pacific Coast Banking School.
ROBERT J. FLAUTT is the retired former President, CEO and a Director of Folsom Lake Bank, culminating his long career in the banking industry upon the acquisition by the Company in 2017 when he was appointed as an independent director of the Company and the Board. He is a respected business leader in the Greater Sacramento Region and currently serves as Chairman of the Folsom Tourism and Economic Development Corporation and the Folsom Police Foundation, and has a prominent record of service on the boards of, or in executive positions with, many local community service and non-profit organizations. We believe Mr. Flautt’s 40 years of experience in the banking industry, including his keen understanding of banking laws and regulations, his high level of understanding of the Board’s roles and responsibilities based on his service on other bank boards, and his extensive knowledge of the greater Sacramento communities qualifies him to serve on our Board.
GARY D. GALL served as President, CEO and Director of Sierra Vista Bank (SVB) beginning in 2013 and up to the 2016 acquisition by the Company, when he was appointed as an independent director on the Company and Bank boards in October of 2016. Mr. Gall has a 43-year career in banking and prior to SVB served as President and CEO at both Citizens Bank and Western Sierra Bank prior to SVB. He is also a founding member of the Boys and Girls Club of El Dorado County and has served on the boards of a number of local community-service and non-profit organizations, such as CASA (Court Appointed Special Advocate), Cameron Park Rotary and the Cameron Park Foundation. We believe Mr. Gall’s extensive banking experience, including banking laws and regulations, his high level of understanding of the Board’s roles and responsibilities based on his service on other bank boards, and his extensive knowledge of the greater Sacramento and Central Valley communities qualifies him to serve on our Board.
STEVEN D. McDONALD is the Secretary of the Boards of Directors of the Company and the Bank. Mr. McDonald is President of McDonald Properties, Inc., with interests in cattle ranching, mobile home park management and other real estate investments. Mr. McDonald is also the owner/broker of SDM Realty, specializing in ranch brokerage. Mr. McDonald serves his industry and community through many non-profit offices and directorships, both locally and state wide.  Mr. McDonald is a long standing member of the Board of Directors. We believe that Mr. McDonald’s extensive management and leadership experience in the cattle ranching and the real estate industries, his expertise and his experience as a non-profit director, as well as his audit committee leadership qualifies him to serve on our Board.
LOUIS McMURRAY is the President and Chairman of the Board of Charles McMurray Company, a third-generation family-owned business founded by his father in 1946 in Fresno, California. The Charles McMurray Company is a wholesale distributor of cabinet, door, and surfacing products serving California, Nevada, and Southern Oregon. Mr. McMurray is a long standing member of the Company’s Board of Directors, and has been a strong advocate for employee relations both at the Company and with the Charles McMurray Co. He is a past board member for the Poverello House in Fresno, and his family passionately supports children through a wide-range of philanthropic organizations. We believe Mr. McMurray’s extensive leadership experience and his familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base qualifies him to serve on our Board.
KAREN MUSSON is the Managing Partner of GAR Bennett, LLC (GAR) and is responsible for community relations and outreach for the company. GAR is ranked as the largest single location Agricultural Retailer in the nation and has earned numerous awards within the Agricultural industry. Besides her management role with GAR, Ms. Musson is CEO of the Gar & Esther Tootelian Charitable Foundation and is an active member of various community and philanthropic organizations. We believe that Ms. Musson’s extensive knowledge and leadership experience within the Agricultural industry, her unique knowledge and familiarity with our client base and her marketing experience, her high level of understanding of the Board’s roles and responsibilities based on service on numerous other boards, and her extensive knowledge of the Company’s market areas qualifies her to serve on our Board.
DOROTHEA D. SILVA is principal of Avaunt Ltd. CPAs and Consultants. Ms. Silva is a certified public accountant (CPA) with over 20 years of tax and accounting experience. Prior to her position with Avaunt, she was a partner with Chavez Silva & Co. She also held positions at Williams & Olds CPA and Arthur Andersen. Her strengths abound in the diverse industry knowledge of the clients she serves, including financial services, construction, real estate, food processing, manufacturing, retail, professional services and an array of nonprofits. We believe that Ms. Silva’s extensive knowledge and leadership experience combined with her finance and accounting background qualifies her to serve on our Board.
WILLIAM S. SMITTCAMP is President and owner of Wawona Frozen Foods and is involved as a principle in other family related businesses.  Wawona Frozen Foods, located in the San Joaquin Valley grows, processes and supplies over 125 million pounds of frozen fruit products worldwide. Mr. Smittcamp is a graduate of California State University, Fresno, and major grants have been given to the Honors College, CSUF Ag and the Food Sciences Departments as a

commitment of his. Mr. Smittcamp serves on and was past chair of the Board of Trustees for Children’s Hospital Central California, is a member of the Board of Governors of Fresno State, and is a Board member of the Garfield Water District.  He has also been a leader in state and national organizations such as California League of Food Processors and the American Frozen Food Institute. Mr. Smittcamp is a long standing member of the Board of Directors of our Company and Bank. We believe Mr. Smittcamp’s strong business experience and leadership, his extensive network of business relationships within our market area, his understanding of the agricultural and food service industries, and his high level of understanding of the Board’s roles and responsibilities based on his service on our Board, qualifies him to serve on our Board.
The Board of Directors recommends the election of each nominee. The proxy holders intend to vote all proxies they hold in favor of the election of each of the nominees. If no instruction is given, the proxy holders intend to vote FOR each nominee listed.
Executive Officers of the Company and the Bank
The following is a brief account of the business experience for at least the past five years of each of the executive officers of the Company and the Bank.
PATRICK J. CARMAN was named Executive Vice President and Chief Credit Officer of the Company and Bank on April 1, 2015 after serving as Senior Vice President and Senior Credit Officer since November 2008. Mr. Carman previously worked eight years for Service 1st Bank, initially as Senior Vice President and Chief Credit Officer then as President and Chief Operating Officer.
Biographical information for James M. Ford is found under “Nominees for the Board of Directors.”
TERESA GILIO became Executive Vice President and Chief Administrative Officer of the Bank in February 2019.  Prior to that time, Ms. Gilio served as Senior Vice President, Central Operations since joining the Bank in 2009. Prior to joining the Bank, Ms. Gilio served in leadership positions for three major financial institutions as branch manager, senior lender, and senior vice president and sales manager for a California statewide branch network overseeing small business lending. She began her career at one of the top three banks in Ontario, Canada and is a graduate from the management training program through the Bank of Nova Scotia.
JAMES J. KIM became Executive Vice President and Chief Operating Officer of the Bank in February 2019. Mr. Kim joined the Bank as Executive Vice President and Chief Administrative Officer in January 2018. Mr. Kim joined the Bank with over 15 years of bank leadership expertise most recently serving in the positions of controller, chief operations officer, chief financial officer and chief executive officer for financial institutions in the Greater Sacramento Region. He began his career working for a Big Six accountancy firm in Sacramento after receiving his MBA and BS in Accountancy from California State University, Sacramento.
DAVID A. KINROSS was named Executive Vice President and Chief Financial Officer of the Company in May 2006. Prior to joining the Company, Mr. Kinross served for three years as Vice President Finance and Chief Financial Officer of Pelco,Inc. Prior to Pelco, Inc., for 13 years he served in various capacities including as a partner with Deloitte & Touche LLP. Mr. Kinross is a graduate of the Banking and Finance program from Pacific Coast Banking School.
BLAINE C. LAUHON became Executive Vice President, Market Executive of the Bank in July 2019.  Mr. Lauhon joined the Bank in 2017 as Senior Vice President, Senior Credit Officer with over three decades of financial experience. Lauhon has extensive bank leadership, and commercial and agribusiness lending expertise. He holds educational degrees from Dartmouth College Graduate School of Credit and Financial Management, University of Colorado Graduate School of Banking, and a B.S. in Agricultural Business from California State University, Chico.
A. KENNETH RAMOS was named Executive Vice President, Market Executive of the Bank in July 2019.  Mr. Ramos is a seasoned banker who joined the Bank with nearly two decades of bank leadership, agribusiness and commercial banking experience, most recently with a major commercial bank as the Business Banking President overseeing the Central Valley region, which includes the counties he will manage in his new role. He received his B.S. in Agricultural Business, Finance from California Polytechnic State University, San Luis Obispo, and is a graduate of the Banking and Finance program from Pacific Coast Banking School.
Committees of the Board of Directors
The Board of Directors maintains the following standing committees: Compensation Committee, Nominating Committee, Strategic Planning Committee and Audit/Compliance Committee.
Director Independence
The Board of Directors has determined that each of the following members are “independent” under the standards of the Nasdaq Stock Market: Daniel N. Cunningham, Edwin S. Darden, Jr., Daniel J. Doyle, F.T. “Tommy” Elliott, IV,

Robert J. Flautt, Gary D. Gall, Steven D. McDonald, Louis McMurray, Karen Musson, Dorothea D. Silva, and William S. Smittcamp.
Board Leadership Structure
Our Chairman of the Board, Daniel J. Doyle, became President and Chief Executive Officer of the Company upon its organization in 2000, and served as Chief Executive Officer of the Bank since June 1998. He retired from the Company and the Bank on January 31, 2015. We believe this leadership structure enables Mr. Doyle to function as the critical link between the Board of Directors and the operating organization. Mr. Doyle’s experience with the Company and the Bank is critical regarding discussions on key topics such as our strategic objectives, long-term planning, and enterprise risk management. According to the NASDAQ listing requirements, Mr. Doyle was considered an independent director beginning on January 1, 2019.
In addition to Mr. Doyle’s leadership, the Board of Directors determined that the appointment of an independent, director (“Vice Chairman”) would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our independent directors, and continue to follow best practices in corporate governance. To this end, the Company’s Bylaws authorize the Board of Directors to adopt a policy regarding the appointment of an independent Vice Chairman who is selected annually by the independent directors. Daniel N. Cunningham currently serves as Vice Chairman.
The role of the Vice Chairman is to preside at executive sessions of the independent directors, serve as principal liaison between the independent Directors and the Chairman, work with the Chairman to set and approve the schedule and agenda for meetings of our Board of Directors and its committees, direct the retention of advisors and consultants who report directly to the Board of Directors, serve as liaison for consultation and communication with shareholders, and oversee the annual evaluation of our Board of Directors and its committees.
Role of Board of Directors in Risk Oversight
While the Audit Committee of the Board monitors risks related to our financial statements, the Board of Directors has determined that oversight of Company-wide risk should remain with the full Board of Directors due to the strategic nature of enterprise risk management and the Board of Directors’ desire to receive feedback from a broad spectrum of disciplines regarding management’s plans with respect thereto. The Board of Directors meets periodically with our management to review the effectiveness of processes for identifying and managing significant risks. The Board of Directors also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.
Board and Committee Meeting Attendance
During the fiscal year ended December 31, 2019, our Board of Directors held a total of 10 meetings. Each incumbent director who was a director during 2019 attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by the standing committees of the Board on which such director served.
Director Attendance at Shareholder Meetings
The Company does not have a policy which specifically addresses director attendance at shareholder meetings. However, nine directors were in attendance at the 2019 Annual Meeting of Shareholders on May 15, 2019.
Compensation Committee
The Compensation Committee performs the function of a compensation committee for the Company and the Bank.  All of the members of the Compensation Committee are independent directors as defined under the rules of the Nasdaq Stock Market as currently in effect.  The Committee is composed of Mr. Doyle as Chairman, Mrs. Musson, and Messrs. Cunningham, McDonald, McMurray, and Smittcamp.  The Committee has adopted a charter that outlines its policy with respect to executive and directors’ compensation and equity awards and incentive compensation awards and plans.
A copy of the Compensation Committee Charter may be accessed electronically at the Company website at www.cvcb.com or by writing Le-Ann Ruiz, Assistance Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.
The Committee held five meetings during 2019.  The Committee (1) oversees matters relating to employment, compensation and management performance of key executive officers; (2) formally evaluates the performance of the President/CEO annually; (3) reviews and approves the compensation of executive officers; (4) makes recommendations to the full Board of Directors for incentive compensation and other benefits, including incentives, deferred compensation plans and equity compensation for the President/CEO and other key executive officers; (5) reviews and makes recommendations to the Board of Directors regarding retirement policies or any other policies relating to the Board of

Directors; (6) makes recommendations regarding fees, stock option grants and other benefits for the directors; and (7) in consultation with management, oversees regulatory compliance with respect to compensation matters.
Nominating Committee
The Nominating Committee is composed of Mr. Smittcamp as Chairman, Mrs. Musson, and Messrs. Cunningham, Doyle, McDonald, and McMurray.  All of the members of the Committee are independent directors as defined under the rules of the Nasdaq Stock Market as currently in effect.
The Committee held four meetings during 2019. The Committee annually makes recommendations for the nomination of directors to the full Board of Directors.  All of the nominees for the Board of Directors were approved by the Nominating Committee.
The Committee adopted a charter which outlines its policy with respect to considering director candidates. A copy of the Nominating Committee Charter may be accessed electronically at the Company website at www.cvcb.com or by writing Le-Ann Ruiz, Assistant Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.  The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director.  In order for shareholder suggestions regarding possible candidates for director to be considered by the Committee, such information should be provided to the Committee in writing at least 60 days prior to the date of the next scheduled Annual Meeting.  Shareholders should include in such communications the name and biographical data of the individual who is the subject of the communication and the individual’s relationship to the shareholder.  The Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board of Directors a variety of experience and backgrounds, evidence leadership in their particular fields, demonstrate the ability to exercise sound business judgment and have substantial experience in business and outside the business community in, for example, the academic or public communities.  The Committee evaluates its selection criteria and evaluation process periodically, and may include additional qualifications, such as the diversity of backgrounds of candidates. Each of the individuals nominated to serve as a director has been determined by the Committee to meet such qualifications.  The Committee considers shareholder nominees for director in the same manner as nominees for director from other sources.  As set forth in the Notice of Annual Meeting that accompanies this Proxy Statement, the Company’s Bylaws require that notice of intention to make any nomination must be delivered to the President of the Corporation on a timely basis and must contain certain information.  Please refer to the Notice of Annual Meeting.  Any such notices will be forwarded to the Committee.
Strategic Planning Committee
The Strategic Planning Committee develops, along with the Board of Directors and management, the Company’s Strategic Plan. It also is responsible for reviewing potential locations for offices of the Bank, overseeing premises-related matters, and reviewing feasibility of potential mergers/acquisitions. Members of the Strategic Planning Committee are Mr. McMurray as Chairman, Mrs. Musson, and Messrs. Cunningham, Darden, Doyle, Elliott IV, Flautt, Ford, Gall, McDonald, and Smittcamp. The Committee met two times in 2019.
Audit/Compliance Committee
The Audit/Compliance Committee of the Company’s Board of Directors is composed of Mr. McDonald as Chairman, and Messrs. Cunningham, Elliott, IV, Darden, Flautt, Gall, and Smittcamp.  In accordance with its charter, all of the members of the Audit/Compliance Committee are independent directors as defined under the rules of the SEC and the Nasdaq Stock Market as currently in effect.  The Board of Directors has determined that Mr. Cunningham is an “audit committee financial expert” as defined under applicable SEC rules.
The Company’s Audit/Compliance Committee held 10 meetings during 2019.  The functions of the Audit/Compliance Committee are to recommend the appointment of and to oversee the independent registered public accounting firm who audits the books and records of the Company for the fiscal year for which they are appointed, to approve each professional service rendered by such accountants and to evaluate the possible effect of each such service on the independence of the Company’s accountants.  The Audit/Compliance Committee also reviews internal controls and reporting procedures of the Bank’s branch offices, periodically consults with the independent registered public accounting firm with regard to the adequacy of internal controls, and reviews and recommends inclusion of the audited consolidated financial statements in regulatory reports, and reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
Report of Audit/Compliance Committee
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following report of the Audit/Compliance Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Audit/Compliance Committee of the Central Valley Community Bancorp Board of Directors (the Audit Committee) is composed of independent directors and operates pursuant to a Charter adopted by the Board of Directors. A copy of the Company’s Audit Committee charter may be accessed electronically at the Company website at www.cvcb.com or by writing Le-Ann Ruiz, Assistant Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.  The members of the Audit Committee are Steven D. McDonald, as Chairman, Daniel N. Cunningham, Edwin S. Darden, Jr., F.T. “Tommy” Elliott, IV, Robert J. Flautt, Gary D. Gall, and William S. Smittcamp. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm, Crowe LLP.
The function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and maintaining appropriate accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent registered public accounting firm is responsible for planning and carrying out appropriate audits and reviews, auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Committee has considered and discussed the consolidated audited financial statements with management, and the independent registered public accounting firm, with, and without, management present.  The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 16, Communication with Audit Committees, as currently in effect.  The Committee has also discussed with management and the independent registered public accounting firm the quality and adequacy of the internal controls of the Company. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with them their independent status. The independent registered public accounting firm did not perform any prohibited services for the Company.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect to auditor independence.  Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that the Company’s independent registered public accounting firm are in fact “independent”.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT/COMPLIANCE COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
Steven D. McDonald (Chairman)
Daniel N. Cunningham
Edwin S. Darden, Jr.
F.T. “Tommy” Elliott, IV
Robert J. Flautt
Gary D. Gall
William S. Smittcamp                                    March 18, 2020

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to fiscal 2019.

NEO	Title
James M. Ford	President and Chief Executive Officer (“CEO”)
James J. Kim	Executive Vice President and Chief Operating Officer (“COO”)
David A. Kinross	Executive Vice President and Chief Financial Officer (“CFO”)
Patrick J. Carman	Executive Vice President, Chief Credit Officer
Blaine C. Lauhon	Executive Vice President, Market Executive
Gary D. Quisenberry (1)	Executive Vice President, Commercial and Business Banking
(1) Mr. Quisenberry retired from the Bank in July 2019. He will be included in applicable tables below.
Executive Summary
Business Highlights
The Company generated solid financial results for 2019. The Company’s core business continued to expand, benefiting from our nearly 41-year community bank relationship model that’s consistently delivered throughout our territory. Specific highlights include:

•
Net income of $21.443 million, and diluted earnings per common share of $1.59 for the year ended December 31, 2019, compared to $21.289 million and $1.54 per diluted common share for the year ended December 31, 2018.

•	Net loans increased $24.7 million or 2.71%, and total assets increased $58.9 million or 3.83% at December 31, 2019, compared to December 31, 2018.

•	Total deposits increased 3.98% to $1.33 billion at December 31, 2019, compared to December 31, 2018.

•	Total cost of deposits remained at low levels at 0.15% and 0.09% at December 31, 2019 and 2018, respectively.

•
Capital positions remain strong at December 31, 2019 with a 11.38% Tier 1 Leverage Ratio; a 14.55% Common Equity Tier 1 Ratio; a 14.98% Tier 1 Risk-Based Capital Ratio; and a 15.79% Total Risk-Based Capital Ratio.

2019 Compensation Actions
The Compensation Committee took the following compensation-related actions for fiscal 2019:

•
Base Salaries: The Compensation Committee approved base salary adjustments ranging from approximately 1.1% to 25.3%. These adjustments were made to better align base salaries with market competition and to align to responsibilities as assigned.

•
Annual Incentives: The Compensation Committee approved annual cash and stock incentive awards based on the achievement of specific financial, strategic and operational objectives. Based on 2019 actual results, annual cash incentives ranged from $39,425 to $172,725, or 13% to 26% of total compensation, based on an incentive plan whereby predetermined performance goals were achieved at or above target.

•	Long-Term Incentives: Mr. Ford received 50% of his 2019 incentive award in Company common stock, and the Executive Vice Presidents received 15% of their 2019 incentive awards in Company common stock.

For more information, please refer to the section entitled “Components of Executive Officer Compensation.”
Role of Shareholder Input
The Compensation Committee has been mindful of the strong support our shareholders expressed for our compensation program when making executive compensation decisions, including base salary adjustments and long-term incentive awards. The Compensation Committee will continue to consider our shareholders’ views when making executive compensation decisions in the future.
Commencing last year we are including a say-on-pay non-binding advisory proposal every year with our annual meeting proxy statement. Last year our non-binding shareholder advisory vote on executive compensation was approved with approximately 96% of voting shareholders casting their votes in favor of the say-on-pay resolution.

What Guides Our Program
Our Compensation Philosophy
The Company’s executive compensation program is designed to enhance shareholder value by aligning the interests of the NEOs with those of the Company’s shareholders. The program has two primary objectives: to ensure compensation is competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure we employ the best people to lead our success; and to focus NEOs on the achievement of specific short- and long-term performance objectives that drive business results.
The Principal Elements of Pay
Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual strategic objectives that contribute to shareholder value creation
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive shareholder value creation and support the Company’s retention strategy
As discussed later in this CD&A, the Company also provides the NEOs with retirement benefits, limited perquisites and other personal benefits, as well as severance and change-in-control protection.
Our Decision Making Process
The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board of Directors (“the Board”). The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Committee’s charter, which is available on the Company’s website at www.cvcb.com.
The Role of the Compensation Committee. The Compensation Committee also periodically reviews, assesses and monitors the performance, and regularly reviews the design and function, of the Company’s incentive compensation arrangements to ensure that any risk-taking incentives are consistent with regulatory guidance and the safety and soundness of the organization. The Compensation Committee is responsible for assessing and approving the total compensation paid to the CEO, NEOs, and all other executive officers. The Compensation Committee is responsible for determining whether the compensation paid to each of these executives is fair, reasonable, and competitive, and whether the compensation program serves the interests of the Company’s shareholders.
The Role of Management. The CEO does not participate in the Compensation Committee’s determination of his own compensation; however, he makes recommendations to the Compensation Committee for each of the other NEOs. The CEO bases these recommendations on his assessment of each executive’s personal performance, as well as the achievement of the overall Company goals for the fiscal year. The Compensation Committee reviews the CEO’s recommendations, makes adjustments as it determines appropriate, and approves compensation at its sole discretion.
The Role of the Independent Consultant. The Compensation Committee periodically engages an independent compensation consultant to provide expertise on competitive pay practices and program design. Pursuant to authority granted to it under its charter, the Compensation Committee hired Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant in March 2019. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC and Nasdaq requirements.
The Role of the Peer Group and Benchmarking. The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executives in similar positions at peer companies. In December 2016, the Compensation Committee engaged Pearl Meyer to prepare a total compensation benchmarking analysis for the Company’s NEOs using publicly-available data from proxy disclosures of a custom peer group of companies. In consultation with Pearl Meyer, the peer companies were selected and approved based on the following selection criteria: (1) commercial banks; (2) within 0.5 to 2.0 times the Company’s asset size; and (3) headquartered in California (Bakersfield and north). These criteria resulted in a peer group consisting of the following 10 financial institutions, ranging in total assets from $0.6 billion to $2.7 billion:

* Pacific Mercantile	* Heritage Commerce Corp
* Bank of Commerce Holdings	* Oak Valley Bancorp
* Bank of Marin Bancorp	* Sierra Bancorp
* Farmers & Merchants Bancorp	* United Security Bancshares
* First Northern Community Bancorp	* Baycom Corp
Pearl Meyer presented the results of its benchmarking analysis to the Compensation Committee in February 2017. The analysis provided benchmarks for base salary, annual incentive, total cash compensation, long-term incentives, total direct compensation and total remuneration, including retirement benefits and perquisites. For each combination of pay, the data was presented at the 10th, 25th, 50th, 75th and 90th percentile measures. The Committee does not target a specific percentile measure for any particular component of compensation, but rather uses benchmarking information to provide important context for the competitiveness of its compensation arrangements.
While the Compensation Committee considered the results of the 2017 benchmarking analysis when making its compensation-related decisions for NEOs in 2019, it was not the sole determinant in setting executive pay levels. The Compensation Committee also considers Company and individual performance, the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.

Components of Executive Officer Compensation

Base Salaries

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his or her future potential, scope of responsibilities and experience, and competitive pay practices. Base salaries may be adjusted from time to time to realign them with market levels, if appropriate.
The Compensation Committee approved the following adjustments for 2019 for each of the NEOs:

	2018 Base Salary ($)	2019 Base Salary ($)%
NEO	(effective March 1, 2018)	(effective March 1, 2019)	Adjustment
James M. Ford	$338,000	$350,000	3.6%
James J. Kim	190,000	238,000	25.3%
David A. Kinross	220,000	229,000	4.1%
Patrick J. Carman	208,000	217,000	4.3%
Blaine C. Lauhon	175,000	200,000	14.3%
Gary D. Quisenberry (1)	227,600	230,000	1.1%
(1) Mr. Quisenberry retired from the Bank in July 2019.
Incentive Compensation
Annual Incentive Compensation. The NEOs have the opportunity to earn a cash performance-based annual incentive award. Actual award payouts depend on the achievement of pre-established performance objectives. Target annual award opportunities are expressed as a percentage of base salary, and were established according to the NEO’s level of responsibility and his or her ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. The 2019 target award opportunities were as follows:

NEO	Target Award Opportunity (as a % of Base Salary)	Target Award Opportunity ($)
James M. Ford (1)	60%	$210,000
David A. Kinross (2)	35%	80,150
James J. Kim (2)	35%	83,300
Blaine C. Lauhon (3)	35%	48,125
Patrick J. Carman (2)	35%	75,950

(1)	As provided in his Employee Agreement

(2)	As provided in the Managing Committee Incentive Plan (“MCIP”)

(3)	As provided in the Managing Committee Incentive Plan and the Short-Term Incentive Plan (“STIP”)

Overall, the annual performance-based incentives for 2019 were designed to focus the NEOs on the Company’s goals related to asset quality, growth and results of annual Safety & Soundness examinations by our state and federal regulators. An individual NEO’s actual annual performance-based incentive was based on the achievement of a combination of financial and strategic objectives, as well as their personal performances.

CEO. Mr. Ford’s incentive cash compensation is provided in his employment agreement. Under Mr. Ford’s employment agreement, he is eligible to receive incentive compensation, based on the achievement of certain annual performance goals.  Ninety percent (90%) of Mr. Ford’s 2019 incentive opportunity was directly tied to the Company’s financial performance, including criteria for net consolidated income, average loans outstanding, deposits, classified and criticized loans to gross loans, efficiency ratio, leverage ratio, and return on assets (ROA) relative to peer performance.  The remaining 10% of the incentive opportunity was based on the achievement of qualitative goals in such areas as strategic planning, leadership, marketing, regulatory compliance, community involvement, franchise value, and shareholder relations. The table below shows each of Mr. Ford’s performance objectives and their respective metrics and weightings. It also shows the percentage of the overall target achieved on each component.  Mr. Ford can earn between 0% and 125% of his target.

Performance Objectives	Metrics and Weighting		% of Overall Target Achieved
Net Income Component	Net Consolidated Income	30.00%	19.50%
Bank Component	YTD Average Loans Outstanding	10.00%	8.50%
	YTD Average Total Deposits	10.00%	8.00%
	Classified/Criticized Loans/Gross Loans	10.00%	9.25%
	Efficiency Ratio	10.00%	8.25%
	Leverage Ratio	10.00%	12.50%
	ROA Performance Relative to Peers	10.00%	11.25%
Individual Component	Leadership & Shareholder Value	10.00%	5.00%

Based on the above results, the Committee determined that Mr. Ford’s award for 2019 was equal to 82.25% of his overall target opportunity, or $172,725, with $86,363 paid in cash and the remainder paid with 3,985 shares of Company common stock. The number of shares of common stock was based on the Company’s closing common stock price on December 31, 2019.

Other NEOs. The other NEOs are eligible for annual performance-based incentives under the Managing Committee Incentive Plan (“MCIP”).  Award payouts are tied to financial achievements for the Bank and Company, which are set annually for each NEO.  For all NEOs other than Mr. Ford, the total incentive opportunity was directly tied to the Company’s financial performance, including criteria for net consolidated income, average loans outstanding, deposits, classified and criticized loans to gross loans, and efficiency ratio.
The individual performance goals for the NEOs, as determined in consultation with the CEO and reviewed with the Committee generally encompass objectives as they relate to the entire Company. Each NEO can earn between 0% and 125% of the target payout based on Company performance against pre-established performance goals.  These goals are designed to be specific and measurable and to further the objectives of the Company.

The table below shows the goals that were approved by the Committee and actual performance results for 2019 for each of the other NEOs except Mr. Lauhon and Mr. Quisenberry:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2019 Performance	% of Overall Target Achieved
Net Consolidated Income	35%	$21,889,025	$23,051,605	$24,204,185	$21,442,600	22.75%
YTD Average Loans Outstanding	15%	$909,146,462	$956,996,278	$1,004,846,090	$930,758,898	12.75%
YTD Average Total Deposits	15%	$1,281,340,419	$1,348,779,388	$1,416,218,357	$1,295,780,553	12.00%
Classified/Criticized Loans/Gross Loans	20%	8%	6%	5%	6.60%	18.50%
Efficiency Ratio	15%	62%	60%	58%	61.40%	12.40%

     The “target” for each metric (including the corporate goals)  is determined as part of the Company’s annual budget process with the Board and the Committee deems the “target” to be a sufficiently challenging performance measure. The ‘”threshold” is 90% of the “target” and the “maximum” is 105% of the “target”.  Award payouts are determined depending on the performance measure satisfied. The target award opportunity is applied as follows: “threshold” 75%, “target” 100% and “maximum” 125%. Corporate performance results between threshold and target and between target and maximum are calculated on a straight line interpolation. Each NEO can earn between 0% and 125% of the target payout based on individual performance against pre-established performance goals.

Based on the above results, the Committee determined that Mr. Kinross’ award for 2019 was equal to 78.4% of his overall target opportunity, or $62,840; Mr. Kim’s award for 2019 was equal to 78.4% of his overall target opportunity, or $65,310; and Mr. Carman’s award for 2019 was equal to 78.4% of his overall target opportunity, or $59,545.

Blaine C. Lauhon, Executive Vice President, Market Executive

Performance Objectives	Metrics and Weighting		% of Overall Target Achieved
MCIP Plan
Net Income Component	Net Consolidated Income	35.00%	22.75%
Bank Component	YTD Average Loans Outstanding	15.00%	12.75%
	YTD Average Total Deposits	15.00%	12.00%
	Classified/Criticized Loans/Gross Loans	20.00%	18.50%
	Efficiency Ratio	15.00%	12.40%
STIP Plan
Net Income Component	Net Consolidated Income	25.00%	16.25%
Bank Component	YTD Average Loans Outstanding	15.00%	12.75%
Individual Component	Average monthly loan actions process, number of policy updates, training sessions	60.00%	62.30%

Mr. Lauhon was measured 50% under the MCIP plan and 50% under the STIP plan. When Mr. Lauhon was appointed to his new position in July 2019 he was eligible for annual performance-based incentive under the MCIP plan. The first six months of 2019 Mr. Lauhon had individual goals under the Bank’s STIP incentive plan provided for non executive employees. Based on the above results, the Committee determined that Mr. Lauhon’s award for 2019 was equal to 91.30% under the STIP plan and 78.4% under the MCIP plan of his overall target opportunities, or $39,425.

Mr. Quisenberry did not earn an annual performance-based incentive as he retired from full employment prior to December 31, 2019 and was therefore not eligible to participate in the MCIP for 2019.

Once the initial level of incentive award funding is determined based on the achievement of the goal described above, the Compensation Committee may adjust each NEO’s award up or down based on a performance modifier. For 2019, the performance modifier was determined based on the outcome of regulatory examinations, regulators’ ratings for the Bank, and external and internal audit results, and did not result in an adjustment either up or down. The Compensation Committee used its discretion in 2019 to modify the net income threshold to 65% of the target award opportunity.

Long-Term Incentive Compensation
Equity Compensation
The Company’s compensation philosophy encourages ownership of the Company’s Common Stock to retain and motivate key executives and to provide a direct link with the interests of the shareholders of the Company.  In general, stock-based award grants are determined based on (i) the impact the executive may have had on the Bank’s and Company’s earnings and stock price, (ii) the ability of the executive to provide enhanced opportunities for the success of the Bank and Company, (iii) extraordinary deeds performed that warrant extraordinary rewards, (iv) prior award levels for the executive, (v) total awards received to date by the individual executives, (vi) the total stock-based award to be made and the executive’s percentage participation in that award, (vii) the executive’s direct ownership of Company’s Common Stock, (viii) the number of awards vested and non-vested, and (ix) the options outstanding as a percentage of total shares outstanding.  Stock-based awards are issued at the discretion of the Board of Directors. Periodically the Board of Directors determine a pool of the number of stock-based awards to be granted and management makes recommendations to the Board of Directors to determine how many are granted to executive officers and others in the Company and the Directors make a final approval of the grants.

The Central Valley Community Bancorp 2015 Omnibus Incentive Plan (the 2015 Plan).
The 2015 Plan provides for awards in the form of incentive stock options, non-statutory stock options, stock appreciation rights, and restricted stock.  The plan allows for performance awards that may be in the form of cash or shares of the Company, including restricted stock. All awards were issued at market value, at the sole discretion of the Committee and generally have vesting periods of one to three years.
See Notes - Summary of Significant Accounting Policies and Share-based Compensation to the audited Consolidated Financial Statements included in the Company’s Annual Report for further information relating to all equity compensation plans.
Additional information on long-term awards for executive officers is shown in the Outstanding Equity Awards at Fiscal Year-End Table. Mr. Ford earned and incentive award of $172,725 in 2019, of which, $86,363 was paid in cash and the remainder was paid with 3,985 shares of the Company’s common stock. Mr. Kim earned and incentive award of $65,310 in 2019, of which, $55,514 was paid in cash and the remainder was paid with 452 shares of the Company’s common stock. Mr. Kinross earned and incentive award of $62,840 in 2019, of which, $53,414 was paid in cash and the remainder was paid with 435 shares of the Company’s common stock. Mr. Carman earned and incentive award of $59,545 in 2019, of which, $50,613 was paid in cash and the remainder was paid with 412 shares of the Company’s common stock. Mr. Lauhon earned an incentive award of $39,425 in 2019, of which, $33,511 was paid in cash and the remainder was paid with 273 shares of the Company’s common stock. The number of shares of common stock was based on the Company’s closing common stock price on December 31, 2019.

Other Compensation Practices, Policies and Guidelines

401(k)/Profit Sharing Plan
The Company adopted a 401(k) Plan for benefit of all employees and incorporates a safe harbor matching contribution provision.  The CEO and other NEOs participate in the 401(k) Plan to the same extent as all other employees, subject to limitations imposed by regulation. The Company contributes a percentage matching contribution to the same degree as all other employees. The matching contribution is 100% on all deferred amounts up to 5% of eligible compensation.
The Company also administers a Profit Sharing Plan under which the Company may, but is not required to, make annual contributions based on the recommendation of the Committee.  The contribution, if any, is paid by March 1st of each year.  The percentage of the Company’s contribution is recalculated each year based upon the recommendation of the Committee.   Once they are eligible to participate, all employees are 100% vested, immediately, in both the 401(k) match and the Profit Sharing Plan. 401(k) and profit sharing contributions to the NEOs for 2019 are detailed in the Summary Compensation Table.

Employee Stock Purchase Plan
The Company adopted the Central Valley Community Bancorp 2017 Employee Stock Purchase Plan (the “Purchase Plan”) in 2017 for the benefit of all employees. The purpose of the Purchase Plan is to provide a means by which our employees may be given an opportunity to purchase shares of our Common Stock through voluntary payroll deductions, to assist us in retaining the services of our employees and securing and retaining the services of new employees and to provide incentives for our employees to exert maximum efforts for our success. All employees participating in the Purchase Plan will have equal rights and privileges under the Purchase plan.

Clawback Policy
The Company may recoup incentive compensation paid to NEOs in instances where (i) the Company issues a material restatement of its financial statements. (ii) a subsequent finding that the financial information or performance metrics used to determine the amount of the incentive compensation are materially inaccurate; (iii) a NEO engages in intentional misconduct; or (iv) the NEO has committed ethical or criminal violations. In addition, the Company may recover any incentive compensation awarded or paid based on a NEO’s conduct which is not in good faith and which materially disrupts, damages impairs or interferes with the business of the Company. The purpose of this section is to ensure NEOs act in the best interest of the Company. The Board of Directors will consider all relevant factors and exercise business judgment in determining appropriate amounts to recoup as well as the timing and form of recoupment.

Health and Welfare Benefits
The Company offers health and welfare programs to all eligible employees, including the NEOs.  These programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.

Salary Continuation Agreements
Each of the NEOs is a party to a salary continuation agreement that will provide for an annual payment for a period of time following retirement from service as an executive of the Bank.  The salary continuation agreements terminate upon the executives’ death prior to retirement, voluntary termination of service prior to retirement, or involuntary termination of service for cause.  The salary continuation agreements provide for payment of a lump sum in the event of a change of control of the Company, defined as the cumulative transfer of more than 50% of the voting stock of the Company.  Each person’s annual benefit is determined at the time of retirement, on the basis of (i) the individual’s age upon retirement, (ii) the percentage of benefit vested upon retirement, and (iii) the maximum annual benefit assigned in the individual’s Salary Continuation Agreements.  Additional information on the details of each participant’s benefit under the agreements is shown in the Pension Benefits Table and the Potential Payments Upon Termination or Change in Control.  The Salary Continuation Agreements and the termination provisions under the CEO’s Employment Agreement are subject to non-competition covenants.

Deferred Compensation Agreements
During 2015, the Board of Directors adopted the Central Valley Community Bank Executive Deferred Compensation Plan (“Executive Plan”).
One of the Bank’s NEOs have entered into deferred compensation agreements with the Bank under the Executive Plan. Pursuant to the Executive Plan, all eligible executives of the Bank may elect to defer up to 50% of their compensation for each deferral year. Only cash compensation, including salary and cash bonus or incentive amounts, is eligible for deferral. Executive deferred compensation is expensed by the Bank and is set aside in a separate liability account.  Credited on the account balance at a rate determined annually by the Board of Directors, interest on deferred compensation continues to accrue until the executive’s service terminates and payment of compensation commences. Deferred amounts and interest thereon may be paid only upon termination of employment, death, or disability of executive, in the event of unforeseeable emergencies, or upon change in control of the Bank.

Severance Plan
Each NEO, other than the President and CEO, is a party to a severance pay plan that provides severance benefits to employees who are terminated involuntarily without cause, laid off, or terminated as a result of a reduction in force. Under this plan, eligible employees may receive a lump sum payment based on two weeks of pay for each year of service up to a maximum 26 weeks. For more information, see Potential Payments Upon Termination or Change in Control.

Employment Agreements
The Company has an employment agreement with James M. Ford, who was appointed on February 1, 2015 as the Company’s President and CEO. Mr. Ford was serving as President of the Bank since February 1, 2014. The agreement renews automatically for one-year terms, unless terminated by either party not later than sixty days prior to expiration. Under the employment agreement, the Board of Directors sets Mr. Ford’s salary for each year.
Under the agreement, Mr. Ford is eligible to receive incentive compensation, based on the achievement of certain annual performance goals.  The goals and the target amount of the incentive opportunity are established at the beginning of each year by the Board of Directors, and the evaluation of the achievement of the goals and the actual amount of annual incentive compensation payable is determined by the Board of Directors following the conclusion of the year.  For 2019, Mr. Ford’s incentive compensation was determined as described above under Incentive Compensation.
The employment agreement with Mr. Ford also provides for (i) a Bank-paid membership in a local country club; (ii) an automobile allowance of $1,500 per month; (iii) participation in medical, dental and similar plans offered by the Bank for Mr. Ford and his dependents, as well as Bank-paid term life insurance coverage of at least $100,000; and (iv) five weeks of vacation annually.  See the Summary Compensation Table for details.
Under the terms of the agreement, Mr. Ford is entitled to certain benefits for involuntary termination by the Company for reasons other than cause.

•
For early termination upon disability, Mr. Ford shall receive his then current base salary for 180 days from the date of his first absence due to disability, should the Board of Directors, at its option, terminate the employment agreement.

•
For a change in ownership or effective control of the Company, Mr. Ford would be eligible to receive a lump sum termination payment equal to the average annual total cash compensation paid to Mr. Ford during the most recent three fiscal years (“average annual cash compensation amount”) multiplied by two.

•
If the Company terminates the employment agreement without cause, Mr. Ford is entitled to receive an amount equal to his average annual cash compensation amount at the time of termination payable in 24 monthly payments, provided that if Mr. Ford obtains other comparable employment within the 24 month period, payments will cease.

Mr. Ford also has an Executive Salary Continuation Agreement with the Bank.  In the event of involuntary termination for reasons other than cause he is entitled to receive the following:

•
Change in control lump sum payment equal to the present value of 100% of the normal retirement benefit that he would have received had he been employed by the Bank until September 1, 2023.  His change in control benefit as of December 31, 2019 is estimated at $919,000.

•
For early termination upon disability, he would receive an annual benefit equal to the early retirement benefit or normal retirement benefit that he would have received had he retired from the Bank.  As of December 31, 2019, he would receive an annual disability benefit based on early retirement of zero. The disability benefit will be increased each year by 3% to account for cost of living increases.

In the event of a termination of Mr. Ford by the Company “for cause”, Mr. Ford would forfeit benefits under the Executive Salary Continuation Agreement.

Termination of Employment and Change in Control Provisions
The Compensation Committee believes that a change in control transaction, or potential change in control transaction, would create uncertainty regarding the continued employment of our executives. This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executives to remain employed with us during an important time when their continued employment in connection with or following a transaction is often uncertain and to help keep our executives focused on our business rather than on their personal financial security, we believe that providing certain of our executives with severance benefits upon certain terminations of employment is in the best interests of our Company and our shareholders.
The Company does not have company-wide separate change of control agreements with its executive officers. Instead, the CEO has specific change of control and severance provisions in his employment agreement and his Executive Salary Continuation Agreement with the Bank. The other NEOs have change in control provisions in their respective Executive Salary Continuation Agreements. The Compensation Committee considers the use of change in control provisions and severance provisions on a case by case basis depending on the individual’s position with the Company and the need to attract and/or retain the individuals. In addition, certain equity grants made to the NEO provide for vesting of stock options and restricted stock upon a change of control. We have disclosed the severance and/or change in control payouts that would be payable to each Named Executive Officer if the triggering event occurred on December 31, 2019, in the “Change in Control Arrangements and Termination of Employment” section in this proxy statement.

2019 Risk Assessment
Each year, the Company performs a risk analysis of each of its compensation programs. If warranted, the Compensation Committee will recommend changes to address concerns or considerations raised in the risk review process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage any employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations
We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (Section 162(m)), although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success.
Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017. We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable and consistent with the non-tax compensation program objectives noted above.

Compensation Committee Interlocks and Insider Participation:
No member of the Compensation Committee serves or has served as an employee of the Company or its subsidiaries, and there are no common participants between the compensation committee of any other entity and the Company.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Executive/Directors Resources Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the CD&A) with management.  Based on these reviews and discussions, the Committee recommends to the Board of Directors that the CD&A be included in the Company’s Definitive Proxy Statement for the 2020 Annual Meeting of Shareholders.
The Compensation Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements.  Based on the analysis of the incentives, potential risks, and the evaluation of factors to mitigate such potential risks, the Committee determined that the Company’s executive compensation program does not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company, and that no changes to the program were required.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Daniel J. Doyle (Chairman)
Daniel N. Cunningham
Karen Musson
Louis McMurray
Steven D. McDonald
William S. Smittcamp
March 18, 2020

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by the individuals who served as CEO and CFO, and the other three highest paid executive officers (Named Executive Officers or NEOs) for services rendered to the Company for the fiscal years ended December 31, 2019, 2018, and 2017. Bonuses are paid under the Company’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.
Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compen-sation (2)	Change in Pension Value($) * (3)	All Other Compensation ($)		Total ($)
James M. Ford, President and Chief Executive Officer	2019	$348,154	$20,000	$172,725	$70,000	$65,397	(4)	$676,276
	2018	336,462	20,000	238,000	—	64,052		658,514
	2017	326,503	—	227,000	18,000	63,179		634,682
James J. Kim, Executive Vice President and Chief Operating Officer	2019	232,462	20,000	65,310	—	56,524	(5)	374,296

David A. Kinross, Executive Vice President and Chief Financial Officer	2019	227,616	20,000	62,840	83,000	58,867	(6)	452,323
	2018	219,000	20,000	87,780	—	56,867		383,647
	2017	212,808	—	84,600	22,000	52,053		371,461
Blaine C. Lauhon, Executive Vice President, Market Executive	2019	191,539	5,000	39,425	29,000	36,906	(7)	301,870

Gary D. Quisenberry, Executive Vice President, Commercial and Business Banking **	2019	168,402	—	—	96,000	48,676	(8)	313,078
	2018	226,585	20,000	79,870	—	59,494		385,949
	2017	220,277	—	72,500	27,000	59,061		378,838
Patrick J. Carman, Executive Vice President, Chief Credit Officer	2019	215,616	20,000	59,545	50,000	48,991	(9)	394,152
	2018	214,769	20,000	75,715	—	48,436		358,920
	2017	198,554	—	73,500	14,000	46,016		332,070

*
The amounts listed in the Change in Pension Value column assume, for each recipient, that the individual has fulfilled all the necessary requirements to receive those benefits, as identified in the Pension Benefits table and footnotes thereto.

**	Mr. Quisenberry retired from the Bank in July 2019.

(1)
The amounts shown reflect the applicable full grant-date fair values for stock awards in accordance with FASB ASC Topic 718 (excluding the effect of forfeitures), and are reported for the fiscal year during which the stock awards were issued. Additional discussion is set out in Note 15 to the audited consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement.

(2)
The amounts shown for 2019 reflect payments made under the terms of Mr. Ford’s incentive provisions of his employment agreement, and for the other NEOs the Managing Committee Incentive Plan for 2019 performance, and in each case paid in the first quarter of 2020.

(3)
The amounts shown for 2019 represent only the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Salary Continuation Agreements with certain executives from December 31, 2018 to December 31, 2019. The amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement. Due to an increase in the discount rate used to compute the present value factor in 2018, there was no increase in pension value during 2018.

(4)	Includes for 2019, $18,000 auto allowance, $13,346 group insurance benefit allowance, $27,221 contributed to the Bank’s 401(k) Plan for Mr. Ford’s account, and $5,651 country club membership dues.

(5)	Includes for 2019, $17,000 auto allowance, $18,620 group insurance benefit allowance, $14,000 contributed to the Bank’s 401(k) Plan for Mr. Kim’s account, and $5,771 country club membership dues.

(6)	Includes for 2019, $12,000 auto allowance, $18,620 group insurance benefit allowance, and $27,221 contributed to the Bank’s 401(k) Plan for Mr. Kinross’ account.
(7) Includes for 2019, $5,500 auto allowance, $8,871 group insurance benefit allowance, and $21,275 contributed to the Bank’s 401(k) Plan for Mr. Lauhon’s account.
(8) Includes for 2019, $10,500 auto allowance, $4,522 group insurance benefit allowance, $27,221 contributed to the Bank’s 401(k) Plan for Mr. Quisenberry’s account and $4,160 country club membership dues. Mr. Quisenberry retired from the Bank in July 2019.
(9) Includes for 2019, $9,000 auto allowance, $9,298 group insurance benefit allowance, and $27,221 contributed to the Bank’s 401(k) Plan for Mr. Carman’s account.

Grants of Plan Based Awards Table

The following table provides information on the potential performance based awards available if defined performance objectives were achieved in 2019 for each of the Company’s Named Executive Officers, and stock options or other stock awards granted to the Named Executive Officers for the year ended December 31, 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James M. Ford (2)	1/30/2019	$78,750	$105,000	$131,250	$78,750	$105,000	$131,250	—	$—
David A. Kinross (3)	1/30/2019	51,096	68,128	85,159	9,017	12,022	15,029	—	—
Blaine C. Lauhon (3)	1/30/2019	30,680	40,906	51,133	9,371	7,219	9,023	—	—
James J. Kim (3)	1/30/2019	53,104	70,805	88,506	5,414	12,495	15,619	—	—
Patrick J. Carman (3)	1/30/2019	48,419	64,558	80,697	8,544	11,392	14,241	—	—

(1)
These potential performance-based awards were established under the terms of Mr. Ford’s incentive provisions of his employment agreement, and for the other NEOs the Managing Committee Incentive Plan if the indicated level of performance was achieved in 2019 as described further in the “Compensation Discussion and Analysis.” They do not represent the actual payments made to the Named Executive Officers. The payments made for actual performance in 2019 are reflected in the Summary Compensation Table.

(2)
Under Mr. Ford’s employment agreement, in 2019 he was eligible to receive incentive compensation, based on the achievement of certain annual performance goals. The performance based award (denominated in dollars) was payable 50% in cash and 50% in common stock. The number of shares of common stock was based on the Company’s closing common stock price on December 31, 2019. For further information about Mr. Ford’s incentive compensation, see the discussion under “Compensation Discussion and Analysis - Components of Executive Compensation.”

(3)
Under NEOs’ incentive plans, in 2019 they were eligible to receive incentive compensation based on the achievement of certain annual performance goals. The performance based awards (denominated in dollars) were payable 85% in cash and 15% in Company common stock. The number of shares of common stock was based on the Company’s closing common stock price on December 31, 2019. For further information about their incentive compensation, see the discussion under “Compensation Discussion and Analysis - Components of Executive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards for the Named Executive Officers with outstanding options classified as exercisable and unexercisable, and unvested restricted stock, as of December 31, 2019.

Name *	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (8)
James M. Ford			$—		1,853	(1)	$40,155
					3,540	(2)	76,712
					1,000	(3)	21,670
David A. Kinross	2,500	—	5.76	9/15/2020	480	(4)	10,402
	2,500	—	8.02	9/19/2022	640	(5)	13,869
					1,000	(6)	21,670
James J. Kim					640	(5)	13,869
					1,000	(6)	21,670
					834	(7)	18,073
Blaine C. Lauhon	2,000	—	7.19	9/22/2021	160	(5)	3,467
	24,000	—	12.50	5/10/2022	250	(6)	5,418
Patrick J. Carman	1,000	—	5.76	9/15/2020	480	(4)	10,402
	1,000	—	8.02	9/19/2022	640	(5)	13,869
					1,000	(6)	21,670

* Mr. Quisenberry had no options or unvested restricted stock awards outstanding at December 31, 2019.

(1)	Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with final vesting date of February 1, 2020.

(2)	Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with vesting dates of February 1, 2020 and February 1, 2021.

(3)	Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is one year, with vesting date of May 15, 2020.

(4)	Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with final vesting dates of July 20, 2020 and July 20, 2021.

(5)	Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 33 1/3% per year, with vesting dates of May 16, 2020, and May 16, 2021.

(6)	Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 33 1/3% per year, with vesting dates of May 15, 2020, May 15, 2021, and May 15, 2022.

(7)
Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with vesting dates of January 29, 2020, January 29, 2021, January 29, 2022, and January 29, 2023.

(8)
Market value of shares that have not vested as of fiscal year end at December 31, 2019 was calculated using the closing price per share of the Company’s Common Stock on the Nasdaq Capital Market on that date of $21.67.

Option Exercises and Stock Vested

The following table shows option exercises and stock awards vested for the Named Executive Officers during the year ended December 31, 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James M. Ford	—	$—	11,409	$226,065
David A. Kinross	—	—	760	15,567
James J. Kim	—	—	528	10,604
Blaine C. Lauhon	4,000	38,727	80	1,624
Gary D. Quisenberry	5,000	66,500	760	15,567
Patrick J. Carman	—	—	630	12,856

(1) Value realized on options exercised is based on the difference between the option price at time of grant and the market value of the stock on the date of exercise.
(2) Value realized on stock awards vested is based on the market value of the underlying shares on the vesting date.

Pension Benefits

The following table discloses the estimated present value (based on a discount rate of 3.07%) of total benefits if the participant retires at normal retirement age.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
James M. Ford	Executive Salary Continuation Agreement (2)	N/A	$989,000	(1) (10)
	Endorsement Method Split Dollar Plan (2)	N/A	See Note	(10)
David A. Kinross	Executive Salary Continuation Agreement (3)	N/A	881,000	(1) (11)
	Endorsement Method Split Dollar Plan (3)	N/A	See Note	(11)
James J. Kim	Executive Salary Continuation Agreement (4)	N/A	881,000	(1) (12)
	Endorsement Method Split Dollar Plan (4)	N/A	See Note	(12)
Blaine C. Lauhon	Executive Salary Continuation Agreement (5)	N/A	525,000	(1) (13)
	Endorsement Method Split Dollar Plan (6)	N/A	See Note	(13)
Patrick J. Carman	Executive Salary Continuation Agreement (7)	N/A	578,000	(1) (14)
	Endorsement Method Split Dollar Plan (8)	N/A	See Note	(14)
Gary D. Quisenberry	Executive Salary Continuation Agreement (9)	N/A	734,000	(1) (15)
	Second Executive Salary Continuation Agreement (3)	N/A	294,000	(16)
	Endorsement Method Split Dollar Plan (3)	N/A	See Note	(15)

(1) The method used to calculate the retirement benefit, based on assumptions used for financial reporting purposes under generally accepted accounting principles, is a present value calculation using a discount rate of 3.07%. See Notes Summary of Significant Accounting Policies and Share-Based Compensation in the Company’s consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement for further details on Executive Salary Continuation Plans.

(2)	Effective April 4,2014.

(3)	Effective January 1, 2012.

(4)	Effective February 1, 2019.

(5)	Effective August 10, 2017.

(6)	Effective July 1, 2012.

(7)	Effective June 1, 2003.

(8)	Effective September 10, 2003.

(9)	Effective March 1, 2007

(10)
Under the terms of Mr. Ford’s Salary Continuation Agreement for normal retirement, if he retires on or after September 1, 2023, he is eligible to receive an annual benefit equal to $100,000 per year, payable in monthly installments, over a 10 year period which adjusts for inflation at 3% each year. Beginning on the thirteenth month that the normal retirement benefit is paid, and continuing thereafter until paid in full, the normal retirement benefit shall be increased annually by 3% from the previous year’s normal retirement benefit amount to account for cost of living increases. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Ford’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. The division of the death proceeds to Mr. Ford’s beneficiaries should he be employed by the Bank at the time of death would be (i) a lump sum payment equal to the present value of the normal retirement benefit under his Salary Continuation Agreement or (ii) 100% of the total death proceeds of the policy, whichever amount is less. The division of the death proceeds to Mr. Ford’s beneficiaries should he be retired from the Bank at the time of death would be a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Salary Continuation Agreement, but for the insured’s death, or 100% of the total death proceeds of the policy, whichever amount is less.

(11)
Under the terms of Mr. Kinross’ Salary Continuation Agreement for normal retirement, if he retires on or after December 31, 2026, he is eligible to receive an annual benefit equal to $60,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year.  If Mr. Kinross retires on or after May 20, 2024 and prior to December 31, 2026, he is eligible for an early retirement benefit.  The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 15 years in monthly installments, and increased 3% annually for inflation.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mr. Kinross’ Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death.  Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less.  Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(12)
Under the terms of Mr. Kim’s Salary Continuation Agreement for normal retirement, if he retires on or after March 1, 2038, he is eligible to receive an annual benefit equal to $60,000 per year, payable in monthly installments, over a 15 year period which increases for inflation at 3% each year.  If Mr. Kim retires on or after March 1, 2033 and prior to March 1, 2038, he is eligible for an early retirement benefit.  The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 15 years in monthly installments, and increased 3% annually for inflation.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mr. Kim’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death.  Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less.  Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(13)
Under the terms of Mr. Lauhon’s Salary Continuation Agreement for normal retirement, if he retires on or after March 1, 2028, he is eligible to receive an annual benefit equal to $60,000 per year, payable in annual installments, over a 10 year period.  If Mr. Lauhon retires on or after January 1, 2015 and prior to February 6, 2028, he is eligible for an early retirement benefit.  The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 10 years in annual installments.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mr. Lauhon’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death.  Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less.  Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under her Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(14)
Under the terms of Mr. Carman’s agreement he became eligible for normal retirement on January 12, 2015. His retirement benefit is $48,024 per year, payable in monthly installments, over a 15 year period. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Carman’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. The division of the death proceeds to Mr. Carman’s beneficiaries should he be employed by the Bank at the time of death would be (i) a lump sum payment equal to the present value of the normal retirement benefit under his Salary Continuation Agreement or (ii) 100% of the total death proceeds of the policy, whichever amount is less. The division of the death proceeds to Mr. Carman’s beneficiaries should he be retired from the Bank at the time of death would be a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Salary Continuation Agreement, but for the insured’s death, or 100% of the total death proceeds of the policy, whichever amount is less.

(15)
Under the terms of Mr. Quisenberry’s Salary Continuation Agreement he became eligible for normal retirement on December 31, 2015. His retirement benefit is $50,000 per year, payable in monthly installments, over a 15 year period which increases for inflation at 3% each year. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Quisenberry’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of death. At the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under their Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(16)
Under the terms of Mr. Quisenberry’s Second Executive Salary Continuation Agreement he became eligible for normal retirement on April 1, 2018. His retirement benefit is $20,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year. These payments are in addition to Mr. Quisenberry’s Executive Salary Continuation Agreement dated March 1, 2007 as described above.

Potential Payments Upon Termination or Change in Control

Executive Salary Continuation Agreements and the Bank’s severance pay plan require the Company to provide compensation to the CFO and other NEOs in the event of a termination of employment or a change in control of the Company. The CEO is not eligible for severance pay under the severance pay plan and the amount of compensation payable to the CEO under his Executive Salary Continuation Agreement is explained above under his Employment Agreement.  The CFO and NEOs qualify for benefits under certain circumstances.
Under the Executive Salary Continuation Agreements, if the executive is disabled prior to retirement or termination of employment, he is entitled to an annual disability benefit equal to the executive’s accrual balance payable monthly for 15 years increased annually 3% for cost of living increases.  The CFO and other NEOs are eligible for early involuntary termination benefits payable at normal retirement age.  Involuntary termination means the executive’s employment terminates by action of the Bank prior to retirement, and such termination of employment is not for cause.  In the event the executive’s employment terminates for cause prior to retirement, their Executive Salary Continuation Agreement immediately terminates and the executive forfeits all benefits under the agreement.  Upon a change in control, the Bank shall pay the executive a lump sum payment equal to the present value of 100% of the benefit that the executive would have received had the executive been employed until normal retirement.  The Bank’s Severance Pay Plan for Executive Vice Presidents provides two weeks pay per year of service with a minimum of 12 weeks and a maximum of 26 weeks. In the event of dissolution or liquidation of the Company or a merger or change in control, unexercised stock options vest immediately.
Set out below in tabular form are estimated payments that would have been made to each NEO had a termination event or change in control event occurred at December 31, 2019. The discount factor used for all net present value calculations was 3.07%.

Potential Payments Upon Termination or Change in Control

Name/Event	Severance Plan	Employment Agreement	Accelerate Stock/Options	Life Insurance	Salary Continuation	Total
James M. Ford
Voluntary termination for good reason	$—	$700,000	$—	$—	$—	$700,000
Voluntary termination without cause	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	700,000	—	—	613,000	1,313,000
Change of control	—	677,000	138,537	—	919,000	1,734,537
Death	—	—	—	613,000	—	613,000
Disability	—	175,000	—	—	817,000	992,000
Retirement	—	—	—	—	716,000	716,000

Name/Event	Severance Plan	Employment Agreement	Accelerate Stock/Options	Life Insurance	Salary Continuation	Total
David A. Kinross
Voluntary termination	$—	$—	$—	$—	$—	$—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	216,000	216,000
Change of control	120,000	—	45,942	—	798,000	963,942
Death	—	—	—	411,000	216,000	627,000
Disability	—	—	—	—	335,000	335,000
Retirement	—	—	—	—	—	—
James J. Kim
Voluntary termination	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—	—
Change of control	18,000	—	53,612	—	881,000	952,612
Death	—	—	—	25,000	—	25,000
Disability			—	—	—	—
Retirement	—	—	—	—	—	—
Blaine C. Lauhon
Voluntary termination	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—	—
Change of control	101,000	—	8,885	—	408,000	517,885
Death	—	—	—	408,000	—	408,000
Disability	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Patrick J. Carman (1)
Voluntary termination	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	720,000	720,000
Change of control	93,000	—	48,329	—	720,000	861,329
Death	—	—	—	578,000	—	578,000
Disability	—	—	—	—	720,000	720,000
Retirement	—	—	—	—	720,000	720,000
Gary D. Quisenberry (2)
Voluntary termination	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	1,040,000	1,040,000
Change of control	—	—	—	—	1,040,000	1,040,000
Death	—	—	—	1,027,000	—	1,027,000
Disability	—	—	—	—	1,040,000	1,040,000
Retirement	—	—	—	—	1,040,000	1,040,000

(1)	Under the terms of Mr. Carman’s Salary Continuation Agreement, he became eligible for normal retirement on January 12, 2015.

(2)
Under the terms of Mr. Quisenberry’s Salary Continuation Agreement, he became eligible for normal retirement on December 31, 2015. Under the terms of Mr. Quisenberry’s Second Salary Continuation Agreement, he became eligible for normal retirement on April 1, 2018. Mr. Quisenberry retired in July 2019.

CEO Ratio Based on 2019 Compensation

We determined that the 2019 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2019, other than our CEO, Mr. James M. Ford, was $63,526. Mr. Ford’s 2019 annual total compensation was $676,276, and the ratio of these amounts was 1-to-10.9.
To identify the median compensated employee, we used cash compensation consisting of wages (including base salary, overtime, incentive pay and commissions), which we measured over calendar year 2019, annualizing wages for those permanent employees who did not work for the entire 12-month period.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Compensation of Directors

The members of the Board of Directors do not receive fees for attendance at Board of Directors or Board Committee meetings.
The Vice Chairman and Chairman of the Board of Directors of the Company each receive a $44,400 annual fee and all other directors (excluding employee directors) of the Company receive an annual fee of $34,800.  The fees paid to directors are based on comparable amounts paid by other financial institutions in the Company’s geographic market area.
Aggregate Bank directors’ fees in the sum of $396,200 were paid (including amounts deferred under Deferred Compensation Agreements between the Company and certain of its directors) during the year ended December 31, 2019.
On May 15, 2019, 1,000 shares of restricted stock were granted to each member of the Board of Directors pursuant to the 2015 Plan. Such shares are subject to a repurchase right in favor of the Company during the one-year vesting period from the grant date.
Deferred Compensation Agreements

Five of the Company’s non-employee directors have entered into deferred compensation agreements with the Company, electing to defer some or all of their fees in exchange for the Company’s promise to pay a deferred benefit in the future.  A deferred compensation agreement allows a non-employee director to reduce current taxable income in exchange for larger payments at retirement, when the recipient could be in a lower tax bracket.  Deferred director fees are expensed by the Company and are set aside in a separate liability account.  Credited on the account balance at a rate determined annually by the Board of Directors, interest on deferred fees continues to accrue until the director’s service terminates and payment of benefits commences.  Payment of accrued benefits, represented by the account balance, can be made in a lump sum or in installments, at each participating director’s election. After retirement, benefit payments are taxable income to the participating director and are deductible expenses to the Company as they are paid.  The deferred compensation arrangement with non-employee directors is an unfunded plan, which means that a participating director has no rights beyond those of a general creditor of the Company, and no specific Company assets are set aside for payment of account balances.  A director whose service terminates for cause forfeits all accrued interest and is entitled solely to the fees previously deferred.
The Company has a universal life insurance policy insuring the life of each participating director. The Company is the owner of each policy. Each non-employee director who has entered into a deferred compensation agreement has also entered into a related Split Dollar Agreement and Endorsement. Under the Split Dollar Agreement and Endorsement, the Company and each participating director agree to a division of death benefits under the life insurance policies. A Split Dollar Agreement and Endorsement provides that a director’s designated beneficiary(ies) is entitled at the director’s death to receive life insurance proceeds:

•	In an amount equal to the balance of the Deferral Account maintained by the Company for the Insured under the Deferred Fee Agreement as of the date of the Insured’s death.

•
The amount paid to the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall be reduced by any amounts paid under the Deferred Fee Agreement and the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall have no rights or interest in the Policy beyond the amount due and payable.

In either case, the Company’s obligations under a deferred compensation agreement are extinguished by the director’s death. The Company is entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary (ies). The Company expects to recover in full from its portion of the policies’ death benefits all life insurance premiums previously paid by the Company. The policies serve informally as a source of financing for the Company’s deferred compensation obligations arising out of a director’s death before retirement, as well as an investment to finance post-retirement payment obligations. Although the Company expects the policies to serve as a source of funds for death benefits payable under the deferred compensation agreements, as noted above the directors’ contractual entitlements are not funded. These contractual entitlements remain contractual liabilities of the Company, payable after the directors’ termination of service.
The information on non-employee Directors’ compensation in the table below is for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	All Other Compensation ($)		Total ($)
Daniel N. Cunningham	$44,400	$20,000	$8,404	(5)	$72,804
Edwin S. Darden, Jr. (1) (2)	34,800	20,000	2,848	(5)	57,648
Daniel J. Doyle	44,400	20,000	8,121	(5)	72,521
Steven D. McDonald (1)	34,800	20,000	1,991	(5)	56,791
F.T. “Tommy” Elliott, IV	34,800	20,000	—		54,800
Robert J. Flautt	34,800	20,000	3,591	(5)	58,391
Gary D. Gall	34,800	20,000	—		54,800
Louis McMurray (1)	34,800	20,000	6,327	(5)	61,127
Karen Musson	34,800	20,000	—		54,800
Dorothea D. Silva (3)	2,900	—	—		2,900
William S. Smittcamp	34,800	20,000	3,317	(5)	58,117

(1)	In 2019, 100% of fees earned were deferred under the Directors’ deferred compensation agreements as discussed above.

(2)	Mr. Darden submitted his resignation to the Company and Bank Boards effective May 18, 2020.

(3)	Mrs. Silva was appointed to the Company and Bank Boards effective December 1, 2019.

(4)
The amounts shown reflect the applicable full grant-date fair values for stock awards in accordance with FASB ASC Topic 718 (excluding effect of forfeitures), and are reported for the fiscal year during which the stock awards were issued. Additional discussion is set out in Note 15 to the audited consolidated financial statements included in the Company’s Annual Report that accompanies this proxy statement, and is incorporated herein by reference. Each non-employee director of the Company, other than Mr. Doyle, Mr. Elliott, Mr. Flautt, Mr. Gall, Ms. Musson, and Ms. Silva held 10,000 unexercised options as of December 31, 2019. Mr. Doyle held 5,000 unexercised options as of December 31, 2019.

(5)	Represents the imputed dollar values for insurance coverage under the Split Dollar Agreement and Endorsement plan discussed above.

Certain Relationships and Related Party Transactions

There have been no material transactions since January 1, 2019, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any director, executive officer, five-percent shareholder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.
During the normal course of business, the Company enters into loans with related parties, including executive officers and directors.  These loans are made with substantially the same terms, including rates, collateral and repayment terms, as those prevailing at the same time with unrelated parties, and do not involve more than the normal risk of collectability or represent other unfavorable features. The loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act.

Policy and Procedures on Related Person Transactions
The Board of Directors of the Company has not adopted a related party transactions policy, but addresses such transactions pursuant to its written code of ethics.  Under the code of ethics, Company personnel are expected to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Such transactions, after full disclosure of the material terms to the Board of Directors, must be approved by the members of the Board of Directors who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board of Directors (if any) who have an interest in the transaction abstaining. Such procedures are consistent with the terms of California corporate law.

CODE OF ETHICS AND CONDUCT

The successful business operation and reputation of Central Valley Community Bancorp is built upon the principles of fair dealing and ethical conduct of all our officers and employees.  Shareholders and our employees look to and have the expectation that our chief executive officer, chief financial officer and all senior officers set the highest standards of conduct to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with, or submitted to, the Securities Exchange Commission, and in other public communications made by the Company;

•
Compliance by Central Valley Community Bancorp with all applicable laws and regulations, industry compliance guidelines, and the conduct of the Company’s business by its directors, officers and employees in accordance with the letter, spirit, and intent of all relevant laws and that they will refrain from any illegal, dishonest, or unethical conduct;

•	The prompt internal reporting to the Chairman of the Board of Directors of any violations of the code; and

•	Accountability for adherence to the code.

Our reputation for honesty and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.  The continued success of Central Valley Community Bancorp is dependent upon our shareholders’ and customers’ trust and we are dedicated to earning and rewarding that trust.
A copy of the Code of Ethics and Conduct adopted by the Company may be requested by writing Le-Ann Ruiz, Assistant Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720 and may also be accessed electronically at the Company website at www.cvcb.com.

SHAREHOLDER COMMUNICATION

Shareholders may send recommendations for director nominees or other communications to the Board of Directors or any individual director at the following address.  All communications received are reported to the Board of Directors or the individual directors:

Board of Directors (or Executive/Directors Resources and Nominating Committee, or name of individual director)
c/o Le-Ann Ruiz
Assistant Corporate Secretary
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720

While the Board of Directors has not adopted a formal process regarding shareholder communications, all communications received are reported to the Board of Directors or the individual directors, and the Board of Directors historically has not encountered inadequacies in handling such communications in this fashion.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our shareholders to ratify the selection of the firm of Crowe LLP as our independent registered public accounting firm. Crowe LLP served as the Company’s independent registered public accounting firm for 2019. Although ratification is not required by our Bylaws, the SEC or the Nasdaq Stock Market, the Board of Directors is submitting the selection of Crowe LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection of Crowe LLP, however, we reserve the discretion to retain Crowe LLP as our independent registered public accounting firm for 2020. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives from the accounting firm of Crowe LLP will be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents the professional fees incurred for the years ended December 31, 2019 and 2018 for professional services rendered by the Company’s independent registered public accounting firm in connection with the audit of the Company’s consolidated financial statements and fees billed by the Company’s independent registered public accounting firm for other services rendered to the Company.

Fees	2019	2018
Audit Fees (1)	$454,200	$438,000
Audit-Related Fees (2)	21,325	26,250
Tax Fees (3)	34,650	39,000
All Other Fees (4)	—	41,000

(1)
Audit fees include professional services in connection with the audit of the Company’s consolidated financial statements, review of consolidated financial statements included in the Company’s quarterly reports and services normally provided in connection with statutory and regulatory filings or engagements as well reimbursement for out of pocket costs.

(2)	Audit-related fees represent fees for professional services such as the audit of the Company’s employee benefit plan, consent related procedures, and technical accounting, consulting and research.

(3)
Tax service fees consist of compliance fees for the preparation of original and amended tax returns and tax payment-planning services.  Tax service fees also include fees relating to other tax advice, tax consulting and planning other than for tax compliance and preparation.

•Fees for tax compliance services totaled $34,650 and $37,200 in 2019 and 2018, respectively. Tax compliance services are those rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Such services consisted primarily of preparation of the Company’s consolidated federal and state income tax returns and trust preferred returns.
•Tax planning and advice services are those rendered with respect to proposed transactions, and consultation with management regarding various accounting matters. Tax planning and advice services totaled $0 and $1,860 in 2019 and 2018, respectively.

(4)	All other fees consisted primarily of consulting services related to ASU 2016-13 accounting for credit losses and business combinations.

The Audit/Compliance Committee has determined that the provision of services, in addition to audit services, rendered by Crowe LLP and the fees paid there for in fiscal years 2019 and 2018 were compatible with maintaining Crowe LLP’s independence.
The ratio of tax planning and advice fees and all other fees to audit fees, audit related fees and tax compliance fees was 0% for 2019 and 9.8% for 2018.
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.
The Audit Committee of the Board of Directors and the Board of Directors recommends a vote FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. The proxy holders intend to vote all proxies they hold in favor of the proposal. If no instruction is given, the proxy holders intend to vote FOR approval of the proposal.
PROPOSAL NO.3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that we permit a non-binding, advisory vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion contained in this proxy statement.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation practices are designed to encourage and motivate our Named Executive Officers to achieve superior performance on both a short-term and long-term basis while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Accordingly, the Company is presenting this proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive pay program by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures required by Item 402 of Regulation S-K contained in the proxy statement.”
As discussed in the Compensation Discussion and Analysis contained in this proxy statement, the Executive/Directors Resources Committee of the Board of Directors believes that the executive compensation for 2019 was reasonable and appropriate, and was the result of a carefully considered approach.
The vote on this resolution is not intended to address any specific item of compensation, but rather that overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. In the event this non-binding proposal is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Executive/Directors Resources Committee, nor create or imply any additional fiduciary duty of the Board of Directors or Executive/Directors Resources Committee, nor shall such a vote be construed to restrict or omit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the Executive/Directors Resources Committee will consider the non-binding vote of our shareholders to this proposal when reviewing compensation policies and practices in the future.
The Board of Directors recommends a vote FOR this Advisory Proposal on Executive Compensation. The proxy holders intend to vote all proxies in favor of this proposal. If no instruction is given, the proxy holders intend to vote FOR the proposal.

SHAREHOLDER PROPOSALS

The 2021 Annual Meeting of Shareholders of the Company will be held on May 19, 2021.  Shareholder proposals intended to be presented at the 2021 Annual Meeting must be received by management of the Company at its principal executive office for inclusion in the Company’s 2021 proxy statement and form of proxy relating to that Annual Meeting under Rule 14a-8 of the SEC rules no later than December 9, 2020.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting.  If any other matter not mentioned in this proxy statement is brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their judgment.

Dated: April 1, 2020 Fresno, California	For the Board of Directors /s/ Daniel J. Doyle Daniel J. Doyle Chairman of the Board

Central Valley Community Bancorp

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m. Pacific Time, on May 20, 2020.

Online
Go to **www.envisionreports.com/CVCY** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3.

1. Election of Directors:

01 - Daniel N. Cunningham	02 - Daniel J. Doyle	03 - F.T. "Tommy" Elliott, IV	04 - Robert J. Flautt
05 - James M. Ford	06 - Gary D. Gall	07 - Steven D. McDonald	08 - Louis McMurray
09 - Karen Musson	10 - Dorothea D. Silva	11 - William S. Smittcamp	

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10	11
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To approve the proposal to ratify the appointment of Crowe, LLP as the independent registered public accounting firm for the Company's 2020 fiscal year.	☐	☐	☐
3. To adopt a non-binding advisory resolution approving executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03896C

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy - Central Valley Community Bancorp

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PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of Central Valley Community Bancorp, and the accompanying Proxy Statement dated April 1, 2020, and revoking any Proxy heretofore given, hereby constitutes and appoints James M. Ford and Steven D. McDonald, and each of them, with full power of substitution, as attorneys and Proxies to appear and vote all of the shares of Common Stock of Central Valley Community Bancorp, a California corporation, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of Central Valley Community Bancorp, to be held at the offices of Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720 on Wednesday, May 20, 2020 at 5:00 p.m. or at any adjournments thereof, upon the items set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED PRE-PAID ENVELOPE.

YOU CAN VOTE THROUGH THE INTERNET OR BY TELEPHONE. INSTRUCTIONS REGARDING INTERNET AND TELEPHONE VOTING APPEAR ON THE FRONT OF THE PROXY CARD.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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